Exhibit 10.15

December 23, 2009

Thomas A. James
c/o Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Dear Tom:

On behalf of Raymond James Financial, Inc. (“RJF”), this letter will confirm (1) the terms of your continued employment as an employee of RJF after you have retired as its Chief Executive Officer, but continue to be employed as its Executive Chairman of the Board and (2) the terms of your continuing service as a non-employee Chairman of the Board should you retire from employment with RJF.

I. Executive Chairman

Supervision

You will be reporting directly to RJF’s Chief Executive Officer with respect to your duties other than as Chairman of the Board.

Responsibilities

As Chairman of the Board of Directors, you will be responsible for managing the meetings of the Board of Directors.  In your role as an employee of RJF you will be responsible for (1) facilitating the transition of the role of Chief Executive Officer by acting in an advisory role to your successor as Chief Executive Officer, and (2) such other duties as RJF’s Chief Executive Officer may designate consistent with your role as Chairman and former Chief Executive Officer.  All such duties will be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.

Salary and Bonus

As an exempt employee you will receive an annual salary of $335,000 (subject to normal annual adjustment as approved by the Corporate Governance, Nominating and Compensation Committee of the Board of Directors (the “CGN&C Committee”)).  Should your employment be reduced to other than a full-time basis, your salary may be pro-rated as you and the CGN&C Committee may agree.  Your monthly salary will be paid in accordance with RJF’s standard payroll practice.  You will be eligible to participate in RJF’s annual cash bonus and associated Stock Bonus Plan in accordance with a formula approved by the CGN&C Committee.

      Raymond James Financial Center
880 Carillon Parkway   St. Petersburg, Florida 33716

Benefits

As long as you continue as an employee, you will be eligible to participate in RJF’s employee benefits in the same manner provided generally to RJF’s senior management employees.

Termination

All employees of RJF are employed at will.  “Employment at will” refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship.  While we ask you to provide at least ninety (90) days prior notice, you will be free to resign at any time.  Similarly, RJF reserves the right to terminate your employment at any time, with or without cause and with or without prior notice.

Other than your rights under RJF’s Employee Stock Ownership Plan, Profit Sharing Plan, Long Term Incentive Plan and 401(k) plan, your compensation and other employee benefits owed to you as an active employee will cease upon any termination of your employment.

In addition, solely in the event your employment is terminated for “Cause” by RJF, any Restricted Stock issued to you pursuant to the 2007 Raymond James Stock Bonus Plan for which the Restricted Period has not expired will be immediately forfeited in accordance with that plan.  For purposes of this offer, the terms “Cause” and “Restricted Period” will have the meanings ascribed to them in the 2007 Raymond James Stock Bonus Plan.

II. Non-Executive Chairman

Should you retire from employment with RJF, but desire to continue to serve as its non-executive Chairman of the Board of Directors, RJF shall request that the RJF Board of Directors nominate you for election to the Board and elect you to serve as Chairman of the Board of Directors so long as:

(1)
you shall maintain personal holdings (i.e., undisclaimed beneficial ownership as determined in accordance with Regulation 13D under the Securities Exchange Act of 1934) of five percent (5%) of the outstanding  shares of the Common Stock, $.01 par value, of RJF; and,

(2)	you shall continue to be elected to the Board of Directors by the shareholders of RJF.

You acknowledge that the members of the RJF Board of Directors will determine whether to act in accordance with such requests, in their own judgment in the exercise of their fiduciary duties, and you agree that the failure to nominate you for election to the Board or to elect you as Chairman of the Board or to retain you in such office shall not be a breach of this letter agreement, so long as RJF complies with this letter agreement’s other terms.

Adjustment of Shareholding Condition

In the event of any change after the date hereof in the outstanding Common Stock of RJF by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, the condition referred to above as to the minimum number of shares to be held by you shall be appropriately adjusted as of the effective date of such change.

Compensation as Non-Executive Chairman

As non-executive Chairman of the Board of RJF you shall receive the same director’s fees (i.e., annual retainer and meeting attendance fees) as are paid from time to time to the independent directors, plus a Chairman’s retainer increment as determined by the CGN&C Committee for your services as Non-Executive Chairman of the Board.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to RJF the enclosed copy of this letter.  This letter will then constitute the complete agreement with respect to your employment by RJF and service as Chairman of the RJF Board of Directors, and will supersede all prior oral or written agreements relating to such matters.

Sincerely,

Raymond James Financial, Inc.

By:

/s/ ROBERT P. SALTZMAN                                                                /s/ HARDWICK SIMMONS
Robert P. Saltzman                                                      Hardwick Simmons
Chairman, CGN&C Committee                                                                Lead Director

I acknowledge receipt and agree with the above terms and conditions.

/s/ THOMAS A. JAMES
Thomas A. James